Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the On Deck Capital, Inc. 2014 Equity Incentive Plan and the On Deck Capital, Inc. 2014 Employee Stock Purchase Plan of our report dated March 3, 2016, with respect to the consolidated financial statements of On Deck Capital, Inc. and subsidiaries, appearing in On Deck Capital Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 3, 2016.
/s/ Ernst & Young LLP
New York, New York
March 3, 2016